Exhibit 99.1

Web.com Appoints New Chief Financial Officer

JACKSONVILLE, Fla. – May 21, 2018 – Web.com Group, Inc. (Nasdaq: WEB), the marketing partner for businesses wanting to connect with more customers and grow, today appointed Jennifer Lada as senior vice president and chief financial officer (CFO), effective July 1, 2018.

With more than 20 years of financial management experience, Lada serves as vice president and chief accounting officer of Web.com. Before joining the company in 2017, Lada was vice president of financial reporting at PGA TOUR, Inc., and at Advanced Disposal was vice president of financial reporting and director of financial reporting and investor relations. During her 15-year career at PricewaterhouseCoopers, she led domestic and international audit teams and served as chief auditor for the state of Florida. Lada is a Certified Public Accountant and has both a bachelor’s degree and a master’s degree in accounting from the University of Florida.

“Jennifer is a seasoned executive with a wealth of experience and a strong leader who exemplifies everything we value,” said David L. Brown, chairman, chief executive officer, and president of Web.com. “Jennifer is in the perfect position to hit the ground running to ensure continuity at this important time in our company's growth.”

Lada will succeed Kevin Carney, who has been with Web.com for 20 years and has served as executive vice president and CFO since 2002. Carney will continue as CFO until his retirement on June 30 while working with Lada on a smooth transition.

Added Brown, “Through his integrity and leadership, Kevin has been a standard-bearer for the Web.com culture and an integral part of building and ensuring the financial success of Web.com. We will miss Kevin, but he will leave behind a legacy of fiscal stewardship and discipline that has served the company and its investors well.”

About Web.com
Since 1997 Web.com (Nasdaq: WEB) has been the marketing partner for businesses wanting to connect with more customers and grow. We listen, then apply our expertise to deliver solutions that owners need to market and manage their businesses, from building brands online to reaching more customers or growing relationships with existing customers. For some, this means a fast, reliable, attractive website; for others, it means customized marketing plans that deliver local leads; and for others, it means customer-scheduling or customer-relationship marketing (CRM) tools that help businesses run more efficiently. Owners from big to small can focus on running the companies they know while we handle the marketing they need. To learn how this global company collaborates with customers and employees to achieve their potential, explore www.web.com or follow on Twitter at @webdotcom or on Facebook at www.facebook.com/web.com.

Contacts

Investors: Ira Berger 904-680-6909 Ira.Berger@web.com	Media: Corporate Communications (904) 680-6633 CorporateCommunications@web.com

Source: Web.com Group, Inc.
A photo accompanying this announcement is available upon request.